Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. ANNOUNCES

SUCCESSFUL CONSENT SOLICITATION TO HOLDERS OF ITS SENIOR NOTES DUE 2021

AND

EXPIRATION OF CONSENT SOLICITATIONS TO HOLDERS OF ITS FIVE SERIES OF PRIORITY GUARANTEE NOTES

San Antonio, TX, December 12, 2016 —iHeartCommunications, Inc. (the “Company”) announced today the results and expiration, on December 9, 2016, of the six separate consent solicitations (the “Consent Solicitations”) with respect to its senior notes due 2021 and its five series of priority guarantee notes that were launched on November 28, 2016 and amended on December 2, 2016.

The Company received consents from holders of $1,286,154,353 in aggregate principal amount of its senior notes due 2021 (the “Senior Notes”), representing approximately 81.5% of the total principal amount outstanding of the Senior Notes (excluding any notes held by the Company or its affiliates). In conjunction with receiving the requisite consents, the Company and the trustee for the Senior Notes executed a supplemental indenture to the indenture governing the Senior Notes (the “Senior Notes Indenture”) to effect the proposed amendment to Section 9.07 of the Senior Notes Indenture (the “Proposed Amendment”). The Proposed Amendment allows the Company to exclude, in any offer to consent, waive or amend any of the terms or provisions of the Senior Notes Indenture or the Senior Notes in connection with an exchange offer, any holders of Senior Notes who are not institutional “accredited investors,” who are not non-“U.S. persons”, or those in foreign jurisdictions whose inclusion would require the Company to comply with the registration requirements or other similar requirements under any securities laws of such foreign jurisdiction. The Proposed Amendment does not permit the Company to exclude institutional accredited investors, non-U.S. persons in offshore transactions or other holders of Senior Notes in foreign jurisdictions from such exchange offers, so long as the Company would not need to register the exchange offers if made to such holders.

The Company will pay an aggregate cash payment of $1,729,168 (the “Fixed Fee”) to consenting holders of Senior Notes pro rata to such consenting holders in accordance with the aggregate principal amount of Senior Notes for which consents were validly delivered (and not revoked) in accordance with the conditions of the Consent Solicitation. Based on the consents received, the Fixed Fee will be allocated to the consenting holders in an amount equal to approximately $1.20 for each $1,000 principal amount of Senior Notes for which consents were validly delivered. In addition, upon effectiveness of a subsequent amendment to the Senior Notes Indenture, where the consideration for such amendment includes debt or equity securities issued on an unregistered basis in an exchange offer transaction, the Company will pay an aggregate cash payment of $2,593,752 (the “Contingent Fee”) to consenting holders of Senior Notes pro rata to such consenting holders in accordance with the aggregate principal amount of Senior Notes for which consents were validly delivered. Based on the consents received, if paid, the Contingent Fee will be allocated to the consenting holders in an amount equal to approximately $1.80 for each $1,000 principal amount of Senior Notes for which consents were validly delivered. The Contingent Fee, if it becomes payable, will not be paid at the same time as the Fixed Fee. There is no assurance that the Contingent Fee will be paid. In no event will the Company ever be required to pay the Contingent Fee more than once.

The Company also announced the expiration of its Consent Solicitations with respect to its five series of priority guarantee notes. The Consent Solicitations expired at 5:00 p.m., New York City time, on December 9, 2016. As of the expiration time, the Company had not received consents from holders representing a majority of the aggregate principal amount of each of its five series of priority guarantee notes outstanding. As a result, the Proposed Amendment will not be effected with respect to the Company’s priority guarantee notes and no fixed fee or contingent fee will be paid to holders of such notes.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

Media:

Wendy Goldberg

Executive Vice President - Communications

(212) 377-1105

Investors:

Eileen McLaughlin

Vice President - Investor Relations

(212) 377-1116

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